Exhibit 99.1

Press Release
For Immediate Distribution

Overland Storage Reduces Cost Structure

Renews Focus on Execution of End-to-End Data Protection Strategy

SAN DIEGO – August 29, 2008 – Overland Storage, Inc. (Nasdaq: OVRL) today announced a reduction in its labor force and specific budgetary cuts, both designed to reduce operating costs.

The company reduced its worldwide workforce by approximately 13 percent, or by a total of 53 employees.  Additionally, the company cut its spending plan for fiscal year 2009 across all departments and geographic areas. The company expects these cost-cutting measures to result in annualized savings of approximately $10 million.

“Over the past several quarters, we focused on revitalizing our sales force and were able to complete two small, but significant acquisitions,” commented Vern LoForti, president and CEO of Overland Storage.  “We are pleased that our branded sales force delivered sequential revenue growth of 63 percent in disk-based products in our most recent fiscal fourth quarter ended June 30, 2008, in comparison to the preceding fiscal third quarter ended March 31, 2008.  Additionally, our recent acquisition of the Snap Server business facilitates our entry into the distributed NAS market, and initial customer response has been very positive.  Based on its technology and brand recognition, we believe Snap holds significant potential for Overland’s future.  The Snap acquisition did, however, result in a substantial increase to our operating expense base.  Having recognized the need to rationalize the newly combined business, we have examined all areas of the company in order to streamline and focus on the geographic regions and product initiatives that offer the most immediate return on investment.  The actions we are announcing today are key to our primary goal — a faster return to profitability, while continuing to deliver a balanced portfolio of end-to-end data protection solutions in a more efficient manner.

As part of this organizational consolidation and restructuring, Ravi Pendekanti, formerly vice president of worldwide marketing, has assumed additional responsibilities, and now is vice president of worldwide sales and marketing. Prior to joining Overland this spring, Pendekanti spearheaded global solutions sales and marketing for Silicon Graphics, Inc., a position that followed a lengthy tenure as a marketing executive at Sun Microsystems, Inc. Concurrent with these changes, Robert Farkaly, vice president of worldwide sales has left the company.

Overland has nearly completed the integration of the Snap business unit. Additionally, Overland continues to ramp its channel marketing efforts, with increased focus on new channel program initiatives designed to drive sales of Overland’s REO SERIES, NEO SERIES, ARCvault, ULTAMUS RAID and Snap Server data protection solutions.

“Over the past 18 months, Overland has transitioned from OEM-focused to a channel-centric company,” added LoForti. “The Snap acquisition enables us to offer our worldwide channel partners one of the broadest portfolios of end-to-end data protection solutions.  We believe our unwavering commitment to this strategy will enable Overland to grow more rapidly throughout fiscal 2009 and beyond.”

About Overland Storage

Overland Storage is a market leader and innovative provider of smart, affordable data protection appliances that help midrange and distributed enterprises ensure business-critical data is constantly protected, readily available and always there. Overland’s award-winning products include NEO SERIES® and ARCvault™ tape libraries, REO SERIES® disk-based appliances with Virtual Tape Library (VTL) capabilities, ULTAMUS® RAID SAN-based appliances and Snap Server NAS-based appliances. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include: unexpected delays or costs related to the acquisition and integration of the Snap business; possible delays in new product introductions and shipments; failure to achieve desired benefits from cost-cutting measures; market acceptance of the company’s new product offerings; the ability to maintain strong relationships with branded channel partners; the timing and market acceptance of new product introductions by competitors; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault Series, ARCvault ULTAMUS and Snap Server are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Vernon A. LoForti, President and CEO

Email: vloforti@overlandstorage.com

858-571-5555

Sue Hetzel, HetzelMeade Communications

Email: sue@hetzelmeade.com

760-434-9927

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